SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934 (Amendment No. 1)
Cobalt International Energy, Inc.
(Name of Issuer)
Common Stock, par value $0.01
(Title of Class of Securities)
19075F106
(CUSIP Number)
December 31, 2010
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐ Rule 13d-1(b) ☐ Rule 13d-1(c) ☒ Rule 13d-1(d)
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 19075F106	13G	Page 2 of 26 Pages
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) C/R ENERGY GP III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 44,917,790
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 44,917,790
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 44,917,790
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.61%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 19075F106	13G	Page 3 of 26 Pages
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) CARLYLE/RIVERSTONE ENERGY PARTNERS III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 43,405,151
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 43,405,151
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 43,405,151
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.19%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 19075F106	13G	Page 4 of 26 Pages
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) CARLYLE/RIVERSTONE GLOBAL ENERGY AND POWER FUND III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 30,335,222
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 30,335,222
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,335,222
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.52%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 19075F106	13G	Page 5 of 26 Pages
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) C/R ENERGY III COBALT PARTNERSHIP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 13,069,929
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 13,069,929
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,069,929
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.67%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 19075F106	13G	Page 6 of 26 Pages
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) RIVERSTONE ENERGY COINVESTMENT III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 1,242,636
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 1,242,636
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,242,636
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.35%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 19075F106	13G	Page 7 of 26 Pages
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) CARLYLE ENERGY COINVESTMENT III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 270,003
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 270,003
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 270,003
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.08%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 19075F106	13G	Page 8 of 26 Pages
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) C/R ENERGY GP II, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 29,945,194
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 29,945,194
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 29,945,194
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.41%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 19075F106	13G	Page 9 of 26 Pages
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) CARLYLE/RIVERSTONE ENERGY PARTNERS II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 29,945,194
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 29,945,194
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 29,945,194
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.41%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 19075F106	13G	Page 10 of 26 Pages
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) C/R COBALT INVESTMENT PARTNERSHIP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 27,387,222
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 27,387,222
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 27,387,222
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.69%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 19075F106	13G	Page 11 of 26 Pages
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) C/R ENERGY COINVESTMENT II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 2,557,972
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 2,557,972
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,557,972
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.72%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

Item 1
Item 1(a)	Name of Issuer: COBALT INTERNATIONAL ENERGY, INC.
Item 1(b)	Address of Issuer’s Principal Executive Offices: Two Post Oak Central 1980 Post Oak Boulevard, Suite 1200 Houston, TX 77056
Item 2
Item 2(a)
Name of Persons Filing:

C/R Energy GP III, LLC
Carlyle/Riverstone Energy Partners III, L.P.
Carlyle/Riverstone Global Energy and Power Fund III, L.P.
C/R Energy III Cobalt Partnership, L.P.
Riverstone Energy Coinvestment III, L.P.
Carlyle Energy Coinvestment III, L.P.
C/R Energy GP II, LLC
Carlyle/Riverstone Energy Partners II, L.P.
C/R Cobalt Investment Partnership, L.P.
C/R Energy Coinvestment II, L.P.

Item 2(b)	Address of Principal Business Office or, if None, Residence 712 Fifth Avenue 51st Floor New York, NY 10019
Item 2(c)
Citizenship

C/R Energy GP III, LLC - Delaware
Carlyle/Riverstone Energy Partners III, L.P. - Delaware
Carlyle/Riverstone Global Energy and Power Fund III, L.P. - Delaware
C/R Energy III Cobalt Partnership, L.P. - Delaware
Riverstone Energy Coinvestment III, L.P. - Delaware
Carlyle Energy Coinvestment III, L.P. - Delaware
C/R Energy GP II, LLC - Delaware
Carlyle/Riverstone Energy Partners II, L.P. - Delaware
C/R Cobalt Investment Partnership, L.P. - Delaware
C/R Energy Coinvestment II, L.P. - Delaware

Item 2(d)	Title of Class of Securities Common Stock, par value $0.01
Item 2(e)	CUSIP Number 19075F106
Item 3	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
(a) ☐ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
(b) ☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
(c) ☐ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
(d) ☐ Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
(e) ☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
(f) ☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
(g) ☐ A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
(h) ☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) ☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);
(j) ☐ A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J);
(k) ☐ Group, in accordance with §240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution: ____
Not Applicable
Item 4	Ownership1
(a) Amount beneficially owned:
See the responses to Item 9 on the attached cover pages.
(b) Percent of class
See the responses to Item 11 on the attached cover pages.
(c) Number of shares as to which such person has:
(i) Sole power to vote or to direct the vote:
See the responses to Item 5 on the attached cover pages.
(ii) Shared power to vote or to direct the vote:
See the responses to Item 6 on the attached cover pages.
(iii) Sole power to dispose or to direct the disposition of:
See the responses to Item 7 on the attached cover pages.
(iv) Shared power to dispose or to direct the disposition of:
See the responses to Item 8 on the attached cover pages.
Item 5
Ownership of 5 Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☐.

Item 6	Ownership of More than Five Percent on Behalf of Another Person Not Applicable
Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person. Not Applicable
Item 8	Identification and Classification of Members of the Group See Exhibit 99.2
Item 9	Notice of Dissolution of Group Not Applicable
Item 10	Certifications Not Applicable

____________________

1 Each of C/R Energy GP III, LLC and C/R Energy GP II, LLC is managed by an eight person managing board. Daniel A. D'Aniello, William E. Conway, Jr., David M. Rubenstein, Edward J. Mathias, Pierre F. Lapeyre, Jr., David M. Leuschen, Gregory Beard and Michael B. Hoffman, as the members of the managing boards of each of C/R Energy GP III, LLC and C/R Energy GP II, LLC, may be deemed to share beneficial ownership of the shares beneficially owned by C/R Energy GP III, LLC and C/R Energy GP II, LLC.  Such persons disclaim such beneficial ownership.  The reporting persons disclaim beneficial ownership of the reported securities except to the extent of their pecuniary interests therein, and this report shall not be deemed an admission that the reporting persons are beneficial owners of the reported securities for any purpose.

The securities being reported on by C/R Energy GP III, LLC are owned by Carlyle/Riverstone Global Energy and Power Fund III, L.P., C/R Energy III Cobalt Partnership, L.P., Riverstone Energy Coinvestment III, L.P. and Carlyle Energy Coinvestment III, L.P. and may be deemed to be beneficially owned, by C/R Energy GP III, LLC.  C/R Energy GP III, LLC exercises investment discretion and control over the shares held by each of Carlyle/Riverstone Global Energy and Power Fund III, L.P. and C/R Energy III Cobalt Partnership, L.P., through their mutual general partner, Carlyle/Riverstone Energy Partners III, L.P., of which C/R Energy GP III, LLC is the sole general partner.  C/R Energy GP III, LLC has the power to direct the voting and disposition of the shares held by each of Riverstone Energy Coinvestment III, L.P. and Carlyle Energy Coinvestment III, L.P.

The securities being reported on by C/R Energy GP II, LLC are owned by C/R Cobalt Investment Partnership, L.P. and C/R Energy Coinvestment II, L.P. and may be deemed to be beneficially owned, by C/R Energy GP II, LLC.  C/R Energy GP II, LLC exercises investment discretion and control over the shares held by each of C/R Cobalt Investment Partnership, L.P. and C/R Energy Coinvestment II, L.P. through their mutual general partner, Carlyle/Riverstone Energy Partners II, L.P., of which C/R Energy GP II, LLC is the sole general partner.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2011

C/R ENERGY GP III, LLC

By:	/s/ Pierre F. Lapeyre, Jr.
Name:	Pierre F. Lapeyre, Jr.
Title:	Managing Director

CARLYLE/RIVERSTONE ENERGY PARTNERS III, L.P.

By:	C/R ENERGY GP III, LLC, its General Partner

By:	/s/ Catherine L. Ziobro, Attorney-in-Fact
Name:	David M. Rubenstein
Title:	Managing Director

CARLYLE/RIVERSTONE GLOBAL ENERGY AND POWER FUND III, L.P.

By:	CARLYLE/RIVERSTONE ENERGY PARTNERS III, L.P., its General Partner

By:	C/R ENERGY GP III, LLC, its General Partner

By:	/s/ Catherine L. Ziobro, Attorney-in-Fact
Name:	David M. Rubenstein
Title:	Managing Director

C/R ENERGY III COBALT PARTNERSHIP, L.P.

By:	CARLYLE/RIVERSTONE ENERGY PARTNERS III, L.P., its General Partner

By:	C/R ENERGY GP III, LLC, its General Partner

By:	/s/ Catherine L. Ziobro, Attorney-in-Fact
Name:	David M. Rubenstein
Title:	Managing Director

CARLYLE ENERGY COINVESTMENT III, L.P.

By:	CARLYLE ENERGY COINVESTMENT III GP, L.L.C., its General Partner

By:	TCG HOLDINGS, L.L.C., its General Partner

By:	/s/ Catherine L. Ziobro, Attorney-in-Fact
Name:	David M. Rubenstein
Title:	Managing Director

C/R ENERGY GP II, LLC

By:	/s/ Pierre F. Lapeyre, Jr.
Name:	Pierre F. Lapeyre, Jr.
Title:	Managing Director

CARLYLE/RIVERSTONE ENERGY PARTNERS II, L.P.

By:	C/R Energy GP II, LLC, its General Partner

By:	/s/ Pierre F. Lapeyre, Jr.
Name:	Pierre F. Lapeyre, Jr.
Title:	Managing Director

C/R COBALT INVESTMENT PARTNERSHIP, L.P.

By:	CARLYLE/RIVERSTONE ENERGY PARTNERS II, L.P., its General Partner

By:	C/R Energy GP II, LLC, its General Partner

By:	/s/ Pierre F. Lapeyre, Jr.
Name:	Pierre F. Lapeyre, Jr.
Title:	Managing Director

C/R ENERGY COINVESTMENT II, L.P.

By:	CARLYLE/RIVERSTONE ENERGY PARTNERS II, L.P., its General Partner

By:	C/R Energy GP II, LLC, its General Partner

By:	/s/ Pierre F. Lapeyre, Jr.
Name:	Pierre F. Lapeyre, Jr.
Title:	Managing Director

RIVERSTONE ENERGY COINVESTMENT III, L.P.

By:	RIVERSTONE COINVESTMENT GP LLC, its General Partner

By:	Riverstone Holdings LLC, its Managing Member

By:	/s/ Pierre F. Lapeyre, Jr.
Name:	Pierre F. Lapeyre, Jr.
Title:	Managing Director

INDEX TO EXHIBITS

Exhibit No.	Exhibit
99.1	Joint Filing Agreement
99.2	Item 8 Information
99.3	Power of Attorney